Sub-Item 77Q1(g):
Exhibits.

The final Form of Agreement and Plan of Reorganization for New Century Portfolios, on behalf of the New Century Opportunistic Portfolio and the New Century Capital Portfolio, as filed with the Securities and Exchange Commission as Appendix D to New Century Portfolios’ combined proxy statement/prospectus filed on February 6, 2013 (SEC Accession No. 0001398344-13-000457) is incorporated herein by reference.